Monarch Casino Black Hawk Completes Interior Redesign and Upgrade

Property's Grand Opening Celebration Planned for August 29-30

BLACK HAWK, CO -- (Marketwired - August 27, 2015) - Monarch Casino & Resort, Inc. (NASDAQ: MCRI) ("Monarch" or "the Company") will welcome guests to Monarch Casino Black Hawk on August 29-30, 2015, for a grand opening celebration marking the completion of the property's extensive redesign and upgrade. Reflecting the Company's efforts of the past three years, the facility's ambiance and finishes now feature the quality and atmosphere of its ongoing master planned expansion which will transform Monarch Casino Black Hawk into a full-scale casino resort. The weekend celebration will highlight this significant milestone and showcase the redesigned facility to guests.

"We are thrilled to announce the completion of the redesign and upgrade of our existing Black Hawk facility. Our work has resulted in an attractive new casino experience which we believe will benefit from the Denver metropolitan region's strong economy," said John Farahi, Co-Chairman and Chief Executive Officer of Monarch.

"After acquiring Riviera Black Hawk in 2012, we completed substantial analysis and detailed design work to develop a comprehensive master plan for both the existing and future resort facilities. Throughout the planning process we sought to maximize the entertainment and amenity value for our guests as well as the expected return on our investment. We also worked with various local, state and federal agencies to secure substantially all of the required regulatory, zoning and other approvals needed to move forward.

"An important first step of our master plan was to redesign and upgrade the existing facility to integrate it into the future hotel tower and casino expansion to create an enhanced yet seamless guest experience. That redesign construction work is now completed. We have upgraded every aspect of the property and the guest response has been extremely positive."

As part of the existing facility redesign, the Company began a three-phase upgrade of the casino in early 2014. Each phase required that one-third of the casino be closed at all times which significantly reduced the slot machine and table counts. With the casino work finished, the property's slot machine count has been increased to approximately 700 units from 565 while the number of table games has been increased from 9 to 14.

This casino redesign followed the completion of: i) a new buffet restaurant, ii) new restrooms, iii) the construction of a glass foyer with a towering stone fireplace and iv) installation of a 60 foot granite-top stage bar.

Work continues on the 9-story parking structure that will triple on-site parking from approximately 500 spaces to approximately 1,500 spaces. Following completion of the new parking structure, the Company will raze the original parking structure to create the site for the new expanded casino and hotel tower. This expansion will nearly double the existing casino space and will feature a 23 story hotel tower with over 500 guest rooms and suites, a full-service spa and roof-top swimming pool, new restaurants and bars, and 7,500 square feet of banquet facilities and convention/meeting rooms.

Monarch acquired Riviera Black Hawk with the belief that, relative to other gaming markets, Black Hawk is significantly under-served by quality casino entertainment product and hotel rooms. Through the addition of a quality casino resort, Monarch believes it can generate an attractive return on its investment by driving both hotel and gaming revenues while contributing to the growth of the entire market. Lodging demand in Black Hawk significantly exceeds the market's current base of 988 hotel rooms. Today, Monarch Black Hawk has no hotel rooms. The Company believes its expansion project will address pent-up demand, particularly with higher end players, expand the overall Black Hawk gaming market and be a substantial driver of the Company's future financial performance.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which are subject to change, including, but not limited to, comments relating to (i) future operating performance; (ii) economic and market conditions and outlooks; (iii) plans, objectives and expectations regarding Monarch Black Hawk; and (iv) plans, costs, financing, construction, completion and opening timelines of redesigned and expanded facilities at Monarch Black Hawk. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. With respect to the Monarch Black Hawk redesign and expansion projects, important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues;
  access to available and reasonable financing on a timely basis, including the ability of the Company to restructure its credit facility on acceptable terms;
  changes in laws and regulations permitting expanded and other forms of gaming in our key markets; and
  the effects of local and national economic, credit and capital market conditions on the economy, in general, and on the gaming industry, in particular.

Additional information concerning potential factors that could affect all forward looking statements, including the Company's financial results is included in the Company's Securities and Exchange Commission filings, which are available on the Company's website at www.MonarchCasino.com.

About Monarch Casino & Resort, Inc.

Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada, and the Monarch Casino Black Hawk (formerly the Riviera Black Hawk Casino) in Black Hawk, Colorado, approximately 40 miles west of Denver. For additional information on Monarch, visit Monarch's website at www.MonarchCasino.com.

About Monarch Casino Black Hawk

The Company acquired the Monarch Casino Black Hawk, the first casino encountered by visitors arriving from Denver on Highway 119, in April 2012. The property features approximately 32,000 square feet of casino space, approximately 700 slot machines, 14 table games, a 250 seat buffet-style restaurant, a snack bar and a parking structure with approximately 500 spaces. Once completed, the Monarch Black Hawk expansion will nearly double the casino space and will add a 23 story hotel tower with approximately 500 guest rooms and suites, an upscale spa and pool facility, three restaurants (bringing the total to four restaurants), additional bars, a new parking structure and associated support facilities. The planned nine story parking structure will increase total parking on site from approximately 500 spaces to approximately 1,500 parking spaces.

About Atlantis Casino Resort Spa

The Atlantis features approximately 61,000 square feet of casino space; 824 guest rooms; eight food outlets; two espresso and pastry bars; a 30,000 square foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 37 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room.

Contacts:

Tracie Barnthouse
Publicist
775/824-4461
tbarnthouse@atlantiscasino.com

Ron Rowan
Chief Financial Officer
775/825-4700
rrowan@monarchcasino.com

Joseph Jaffoni, Richard Land, James Leahy
JCIR
212/835-8500
mcri@jcir.com